Exhibit 23.3

April 18, 2013

The Board of Directors

Giant Interactive Group Inc.

11/F, No. 3 Building, 700 Yishan Road

Shanghai

People’s Republic of China

Subject:	WRITTEN CONSENT TO REFERENCE JONES LANG LASALLE CORPORATE APPRAISAL AND ADVISORY LIMITED IN SEC FILINGS OF GIANT INTERACTIVE GROUP, INC.

Dear Sirs,

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports addressed to the board of Giant Interactive Group Inc. (the “Company”) in the Company’s Annual Report on Form 20F (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission.

In the preparation of our valuation reports, we relied on the accuracy and completeness of the financial information and other data related to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial information or other data relating to the Company and take no responsibility for the accuracy of such information. The responsibility for determining fair value rests solely with the Company and our valuation reports were only used as part of the Company’s analysis in reaching their conclusion of value.

Yours sincerely,

For and on behalf of

Jones Lang LaSalle Corporate Appraisal and Advisory Limited

/s/ Simon M. K. Chuan
Simon M. K. Chan
Regional Director